EXHIBIT 99.1

Acquisition Helps Drive an 8.9% Sales Increase for Core-Mark in the First Quarter of 2011
Gross Profit Grew by 5% While Remaining Gross Profit Grew by More Than 6%

South San Francisco, California - May 9, 2011 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the first quarter ended March 31, 2011.

“Fundamentally, we saw continued margin improvement and leveraging of our operating expenses, despite higher fuel costs. We are beginning to experience product inflation, including a recently announced candy price increase, which will favorably impact our 2nd quarter results,” said Michael Walsh, President and Chief Executive Officer of Core-Mark. “We are pleased with our momentum, highlighted by the acquisition of Forrest City Grocery Company which closed earlier this month.”

First Quarter

Net sales increased 8.9% to $1.72 billion for the first quarter of 2011 compared to $1.58 billion for the same period in 2010. On a constant currency basis, adjusted net sales increased 8.0%. The primary driver of this growth was sales generated from the Company's acquisition of Finkle Distributors, Inc. (FDI) in August 2010. In addition, net sales increased due to inflation in excise taxes, an extra selling day and market share gains, particularly in the food category.

Gross profit for the first quarter of 2011 was $92.3 million compared to $87.8 million for the same period last year. Non-GAAP remaining gross profit was $93.5 million this quarter compared to $87.9 million in the first quarter of 2010, a 6.4% increase. Non-cigarette margins continue to make progress and are now at levels slightly above the first quarter of 2010.

RECONCILIATION OF GROSS PROFIT TO NON-GAAP REMAINING GROSS PROFIT
(Unaudited and in millions)

	For the Three Months Ended March 31,
	2011	2010	% Change

Gross profit	$92.3	$87.8	5.1%
Cigarette holding profits	(0.9)	(0.6)	50.0%
LIFO expense	2.9	1.3	123.1%
Other Tobacco Products (OTP) tax items	(0.8)	(0.6)	33.3%
Non-GAAP Remaining gross profit	$93.5	$87.9	6.4%

The Company's operating expenses for the first quarter of 2011 were $91.1 million compared to $85.0 million in the same quarter in 2010. As a percentage of net sales, total operating expenses decreased by 8 basis points to 5.3% despite a $1.1 million increase in net fuel expense. This quarter also included $0.7 million, or 4 basis points, of costs associated with the acquisition of Forrest City Grocery Company, which closed on May 2, 2011.

Non-GAAP income from operations increased from $2.9 million to $3.1 million, excluding cigarette holding profits, OTP tax gains, LIFO expense and acquisition costs.

RECONCILIATION OF INCOME FROM OPERATIONS TO NON-GAAP INCOME FROM OPERATIONS
(Unaudited and in millions)

	For the Three Months Ended March 31,
	2011	2010

Income from operations	$1.2	$2.8
Cigarette holding profits	(0.9)	(0.6)
LIFO expense	2.9	1.3
OTP tax items	(0.8)	(0.6)
Acquisition costs	0.7	—
Non-GAAP income from operations	$3.1	$2.9

Net income for the first quarter of 2011 was $0.5 million, or $0.04 per diluted share, compared to $1.4 million, or $0.12 per diluted share, for the same period in 2010. Diluted earnings per share were impacted by several items which are reconciled in the attached table, including approximately $0.06 per share for the acquisition costs which are non-deductible for tax purposes. Excluding these items, diluted earnings per share on a non-GAAP basis would have been $0.13 for the first quarter in 2011 compared to $0.12 for the same quarter last year.

Guidance for 2011

The Company reiterates its annual net sales guidance of $8.0 billion for 2011, including expected sales from its Forrest City Grocery Company acquisition. Management estimates its capital expenditures will not exceed $24 million in 2011.

Investors Conference Call

Core-Mark will host an earnings call on Monday May 9, 2011 at 9:00 a.m. Pacific time during which management will review the results of the first quarter. The call may be accessed by dialing 1-800-588-4973 using the code 29023193. The call may also be listened to on the Company's website www.core-mark.com.

An audio replay will be available for two weeks following the call by dialing 888-843-7419 using the same code. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 28,000 customer locations in the U.S. and Canada through 25 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

SEC Regulation G - Non-GAAP Information

This press release includes non-GAAP financial measures including diluted earnings per share on a non-GAAP basis, non-GAAP income from operations and non-GAAP remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful period to period evaluation. Management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Safe Harbor
Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial conditions or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.
Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those discussed in such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; uncertain economic conditions; competition; price increases; our dependence on relatively few suppliers; the low-margin nature of cigarette and consumable goods distribution; certain distribution centers' dependence on a few relatively large customers; competition in the labor market; product liability claims and manufacturer recalls of products; fuel price increases; our dependence on our senior management; our ability to successfully integrate acquired businesses; currency exchange rate fluctuations; our ability to borrow additional capital; governmental regulations and changes thereto, including the Family Smoking Prevention and Tobacco Control Act which was signed into law in June 2009 and granted the U.S. Food & Drug Administration the authority to regulate the production and marketing of tobacco products in the U.S.; earthquake and natural disaster damage; failure or disruptions to our information systems; a greater decline than anticipated in cigarette sales volume; our ability to implement marketing strategies; our reliance on manufacturer discount and incentive programs; tobacco and other product liability claims; and competition from sales of deep-discount cigarette brands and illicit and other low priced sales of cigarettes. Refer to the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 15, 2011 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	March 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$41.2	$16.1
Restricted cash	13.5	12.8
Accounts receivable, net of allowance for doubtful accounts of $8.8 and $8.7,
respectively	179.0	179.3
Other receivables, net	40.4	43.5
Inventories, net	255.0	290.7
Deposits and prepayments	44.8	42.2
Deferred income taxes	4.3	3.6
Total current assets	578.2	588.2
Property and equipment, net	82.8	84.7
Goodwill	4.6	4.6
Other non-current assets, net	34.0	31.3
Total assets	$699.6	$708.8
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$75.7	$57.3
Book overdrafts	—	6.5
Cigarette and tobacco taxes payable	138.5	166.8
Accrued liabilities	69.7	66.8
Deferred income taxes	0.3	0.3
Total current liabilities	284.2	297.7
Long-term debt	0.7	0.8
Other long-term liabilities	4.5	4.7
Claims liabilities, net	30.9	30.6
Pension liabilities	12.3	12.3
Total liabilities	332.6	346.1
Stockholders’ equity:
Common stock; $0.01 par value (50,000,000 shares authorized, 11,871,827 and 11,613,525 shares issued; 11,376,465 and 11,118,163 shares
outstanding at March 31, 2011 and December 31, 2010, respectively)	0.1	0.1
Additional paid-in capital	232.9	229.6
Treasury stock at cost (495,362 shares of common stock at March 31, 2011 and
December 31, 2010)	(13.2)	(13.2)
Retained earnings	147.8	147.3
Accumulated other comprehensive loss	(0.6)	(1.1)
Total stockholders’ equity	367.0	362.7
Total liabilities and stockholders’ equity	$699.6	$708.8

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Net sales	$1,722.5	$1,582.1
Cost of goods sold	1,630.2	1,494.3
Gross profit	92.3	87.8
Warehousing and distribution expenses	53.9	49.1
Selling, general and administrative expenses	36.7	35.4
Amortization of intangible assets	0.5	0.5
Total operating expenses	91.1	85.0
Income from operations	1.2	2.8
Interest expense	(0.6)	(0.6)
Interest income	0.1	—
Foreign currency transaction gains, net	0.6	0.2
Income before income taxes	1.3	2.4
Provision for income taxes	(0.8)	(1.0)
Net income	$0.5	$1.4

Basic net income per common share (1)	$0.04	$0.13
Diluted net income per common share (1)	$0.04	$0.12

Basic weighted-average shares	11.3	10.7
Diluted weighted-average shares	11.8	11.4
______________________________________________
Note (1): Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Cash flows from operating activities:
Net income	$0.5	$1.4
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	2.7	1.2
Amortization of debt issuance costs	0.1	0.1
Stock-based compensation expense	1.3	1.4
Bad debt expense, net	0.3	0.2
Depreciation and amortization	5.1	4.7
Foreign currency transaction gains, net	(0.6)	(0.2)
Deferred income taxes	(0.7)	—
Changes in operating assets and liabilities:
Accounts receivable	0.5	(2.3)
Other receivables	3.2	4.0
Inventories	34.2	63.9
Deposits, prepayments and other non-current assets	(6.6)	8.6
Accounts payable	18.1	13.3
Cigarette and tobacco taxes payable	(29.3)	(10.2)
Pension, claims and other accrued liabilities	2.3	(1.2)
Net cash provided by operating activities	31.1	84.9
Cash flows from investing activities:
Restricted cash	(0.4)	(2.3)
Additions to property and equipment, net	(1.3)	(3.0)
Capitalization of software	—	(0.2)
Net cash used in investing activities	(1.7)	(5.5)
Cash flows from financing activities:
Repayments under revolving credit facility, net	—	(19.2)
Payments of financing costs	—	(1.8)
Proceeds from exercise of common stock options and warrants	2.0	1.8
Tax withholdings related to net share settlements of restricted stock units	(0.6)	(0.5)
Excess tax deductions associated with stock-based compensation	0.6	0.5
Decrease in book overdrafts	(6.5)	(19.4)
Net cash used in financing activities	(4.5)	(38.6)
Effects of changes in foreign exchange rates	0.2	(0.2)
Increase in cash and cash equivalents	25.1	40.6
Cash and cash equivalents, beginning of period	16.1	17.7
Cash and cash equivalents, end of period	$41.2	$58.3
Supplemental disclosures:
Cash paid during the period for:
Income taxes, net of refunds	$—	$0.3
Interest	0.5	0.2

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP DILUTED EPS
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
			% Increase /
	2011 (a)	2010 (a)	(Decrease)
Net Income	$0.5	$1.4	(64.3)%

Diluted shares	11.8	11.4

GAAP Diluted EPS	$0.04	$0.12
LIFO expense	0.15	0.07
Cigarette inventory holding profits (1)	(0.05)	(0.03)
Foreign exchange gains	(0.03)	(0.01)
OTP tax items (2)	(0.04)	(0.03)
Acquisition costs (3)	0.06	—
Non-GAAP Diluted EPS (4)	$0.13	$0.12	8.3%
______________________________________________
(1) Cigarette inventory holding profits
Cigarette inventory holding profits for the three months ended March 31, 2011 and 2010, were $0.9 million and $0.6 million, respectively.

(2) OTP tax items
During the quarter ended March 31, 2011, we received an Other Tobacco Products (OTP) net tax refund of $0.7 million. For the same period in 2010, we recognized a $0.6 million OTP tax gain resulting from a state tax method change.

(3) Acquisition costs
For the three months ended March 31, 2011, we incurred $0.7 million of costs associated with the acquisition of Forrest City Grocery Company. We did not recognize any such costs in the first quarter of 2010.

(4) Non-GAAP Diluted EPS
Except for the Acquisition costs, which are non-deductible for tax purposes, the diluted earnings per share impacts of the above items were calculated using a tax rate of approximately 39.66% for the three months ended March 31, 2011, and approximately 39.30% for the same period in 2010.

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.